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                                                                     EXHIBIT 12

                             BRE PROPERTIES, INC.

                                 STATEMENT RE:
              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
          AND EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                                   Year Ended December 31,
                                                       -----------------------------------------------
                                                         2001      2000      1999      1998     1997
                                                       --------  --------  --------  --------  -------
                                                                (dollar amounts in thousands)
Net income before gains (loss) on sales of investments
  in rental properties and minority interest in income $ 87,772  $ 82,128  $ 78,609  $ 66,727  $49,345
Provision for unusual charges.........................    7,163     8,765     1,250     2,400       --
Minority interest not convertible into Common Stock...     (656)     (518)     (600)      (98)      --
                                                       --------  --------  --------  --------  -------
                                                       $ 94,279  $ 90,375  $ 79,259  $ 69,029  $49,345
                                                       ========  ========  ========  ========  =======
Fixed charges:
   Interest........................................... $ 48,517  $ 45,028  $ 41,695  $ 35,598  $21,606
   Capitalized interest...............................   13,502    16,434     9,485    12,606    1,178
   Other..............................................      152       148       144       112      112
                                                       --------  --------  --------  --------  -------
Fixed charges......................................... $ 62,171  $ 61,610  $ 51,324  $ 48,316  $22,896
                                                       ========  ========  ========  ========  =======
Preferred stock dividends.............................    4,569     4,569     4,182        --       --
                                                       --------  --------  --------  --------  -------
Fixed charges and preferred stock dividends........... $ 66,740  $ 66,179  $ 55,506  $ 48,316  $22,896
                                                       ========  ========  ========  ========  =======
Net income before gains (loss) on sales of investments
  in rental properties and minority interest in income
  and provision for unusual charges and fixed charges,
  excluding capitalized interest and preferred stock
  dividends........................................... $142,948  $135,551  $121,098  $104,739  $71,063

Divided by fixed charges.............................. $ 62,171  $ 61,610  $ 51,324  $ 48,316  $22,896
                                                       ========  ========  ========  ========  =======
Ratio of earnings to fixed charges....................      2.3       2.2       2.4       2.2      3.1
                                                       ========  ========  ========  ========  =======
Net income before gains (loss) on sales of investments
  in rental properties and minority interest in income
  and provision for unusual charges and fixed charges,
  excluding capitalized interest and preferred stock
  dividends........................................... $142,948  $135,551  $121,098  $104,739  $71,063

Divided by fixed charges and preferred stock
 dividends............................................ $ 66,740  $ 66,179  $ 55,506  $ 48,316  $22,896
                                                       ========  ========  ========  ========  =======
Ratio of earnings to fixed charges and preferred stock      2.1       2.0       2.2       2.2      3.1
                                                       ========  ========  ========  ========  =======
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